2013 Earnings Guidance
August Update

2013 updated earnings per share range                        $2.05 - $2.15

Key assumptions for 2013:

•	No growth in weather adjusted total retail sales

•	Transmission revenue increase ≈$18 million effective January

•	Includes companion retail TDC of ≈$11 million effective April

•	Combined O&M and SG&A ≈5% gross increase

•
Reflects ≈1% decrease for all items without revenue offsets (i.e., gross increase includes ≈$49 million increase for items with a revenue offset, such as SPP Transmission, property taxes, pension and tree trimming expenses)

•	Depreciation and amortization expense increase ≈$4 million

•	Annual adjustment to Environmental Cost Recovery Rider ≈$27 million effective June 1

•	Includes $17 million of COLI proceeds

•	Equity AFUDC increase ≈$2 million

•	Prairie Wind joint venture earnings increase ≈$4 million

•	Effective tax rate of approximately 31-33%

•	Funding 2013 construction program:

•	Primary source will be debt

•	Issuance of ≈2 million shares already priced under forward sale agreements

The effects of the key assumptions are not necessarily independent of one another, and the combination of effects can cause individual impacts smaller or larger than the ranges indicated.

Forward-looking statements: Certain matters discussed in this document are “forward-looking statements.” The Private Securities Litigation Reform Act of 1995 has established that these statements qualify for safe harbors from liability. Forward-looking statements may include words like “assumption,” “believe,” “anticipate,” “target,” “expect,” “pro forma,” “estimate,” “intend,” “guidance” or words of similar meaning. Forward-looking statements describe future plans, objectives, expectations or goals. Although Westar Energy believes that its expectations are based on reasonable assumptions, all forward-looking statements involve risk and uncertainty. The factors that could cause actual results to differ materially from these forward-looking statements include those discussed herein as well as (1) those discussed in the company’s Annual Report on Form 10-K for the year ended Dec. 31, 2012 (a) under the heading, “Forward-Looking Statements,” (b) in ITEM 1. Business, (c) in ITEM 1A. Risk Factors, (d) in ITEM 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations, and (e) in ITEM 8. Financial Statements and Supplementary Data: Notes 13 and 15; (2) those discussed in the company's Quarterly Report on Form 10-Q filed Aug. 7, 2013, (a) in ITEM 2. Management's Discussion and Analysis of Financial Condition and Results of Operations and (b) in Part I, Financial Information, ITEM 1. Financial Statements: Notes 10 and 11; and (3) other factors discussed in the company’s filings with the Securities and Exchange Commission. Any forward-looking statement speaks only as of the date such statement was made, and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement was made.

Aug. 7, 2013